Exhibit 99.1

Twilio Welcomes Khozema Shipchandler as Chief Financial Officer

Twilio (NYSE:TWLO), the leading cloud communications platform, today announced that Khozema Shipchandler will join as the company’s chief financial officer, effective Nov. 12, 2018. Shipchandler brings more than 20 years of business strategy and corporate finance leadership to the role. At Twilio, Shipchandler will oversee the company’s accounting, business intelligence, corporate development, facilities, finance and technical operations teams. He will report to Twilio’s co-founder and chief executive officer Jeff Lawson.

“Khozema has a proven track record of operational excellence,” said Jeff Lawson, chief executive officer and co-founder of Twilio. “We were looking for a leader who was passionate about creatively solving business problems and found that type of leader in Khozema. We’re excited to welcome him to the team.”

Shipchandler most recently served as GE Digital’s chief commercial officer. Khozema previously served in a variety of positions within GE, including as the chief financial officer and EVP of corporate development at GE Digital and the vice president of corporate audit staff of GE. Khozema earned his bachelor’s degree from the Indiana University Bloomington.

“Millions of developers and thousands of world-class businesses rely on the Twilio platform to power their mission critical communications every day,” said Shipchandler. “I feel incredibly fortunate to have the opportunity to be part of the Twilio operating team and contribute to the company’s next phase of growth.”

Shipchandler replaces Lee Kirkpatrick, who is leaving the company as previously announced. Lawson states, “I want to thank Lee for the contributions he’s made to Twilio. During the past six years, Lee’s been a great partner to me, and the rest of the Twilio team, as he helped lead Twilio through our rapid growth around the world and entry into the public markets. We wish him the best.”

Source: Twilio Inc.

About Twilio

Millions of developers around the world have used Twilio to unlock the magic of communications to improve any human experience. Twilio has democratized communications channels like voice, text, chat, and video by virtualizing the world’s telecommunications infrastructure through APIs that are simple enough for any developer to use, yet robust enough to power the world’s most demanding applications. By making communications a part of every software developer’s toolkit, Twilio is enabling innovators across every industry — from emerging leaders to the world’s largest organizations — to reinvent how companies engage with their customers.